UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2010

SCM Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900-B Carnegie Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 250-8888

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 14, 2010, SCM Microsystems, Inc. d.b.a. Identive Group (the “Company”) completed its previously announced acquisition of RockWest Technology Group, a privately held provider of identification and security solutions based in Denver, Colorado (“Rockwest”) pursuant to a Share Purchase Agreement between the Company, RockWest and certain sellers of RockWest dated March 30, 2010 and amended April 9, 2010 (the “Share Purchase Agreement, as amended”).

Under the Share Purchase Agreement, as amended, the Company issued an aggregate of 2.6 million shares of its common stock to George Levy, Matt McDaniel, Hugo Garcia and Stan McKinney (the “Sellers”) as consideration for the acquisition. The shares issued to the Sellers are subject to a 24-month lock-up from the closing date of the acquisition. Additionally, the Sellers are eligible to receive limited earn-out payments, subject to the satisfaction of conditions specified in the Share Purchase Agreement, as amended, in the form of shares of common stock.

The acquisition is expected to add between $5 million and $6 million of revenue to the Company in the current fiscal year and to be accretive to the Company’s earnings in fiscal 2010.

RockWest provides ID management solutions and services to the education, government, corporate, casino and healthcare markets in the U.S. southwest. The company was founded in 1999 and is based in Denver, Colorado, with branch offices in California, Arizona and New Mexico, employing approximately 43 people.

The foregoing description of the Share Purchase Agreement, as amended, does not purport to be complete, and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on March 31, 2010 and which is incorporated herein by reference.

A copy of the press release announcing the closing of the acquisition of RockWest is attached as Exhibit 99.1 hereto and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	Press release dated April 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

April 20, 2010	By:	/s/ MELVIN DENTON-THOMPSON
Melvin Denton-Thompson
Chief Financial Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 15, 2010.